Exhibit 10.18

Description of the 2009-2011 Long-Term Incentive Plan

On June 10, 2009, the compensation committee (the “Committee”) of the Board of Directors of Virgin Media Inc. (the “Company”) approved the 2009-2011 long-term incentive plan (the “2009 LTIP”), which includes the grant of stock options and restricted stock units to its executive officers (excluding the Chairman and the Chief Executive Officer) and other key employees of the Company and its subsidiaries.   The 2009 LTIP is comprised of (1) option grants that vest based solely on time in five equal annual installments beginning January 1, 2010, and (2) restricted stock unit grants with cliff-vesting after three years that are linked to the achievement of performance criteria over the three-year period. On June 12, 2009 (the “Grant Date”), the Company granted the stock options and restricted stock units under the 2009 LTIP to the eligible participants.

Fair Value of the Awards

The grant date fair value of the options awarded under the 2009 LTIP was determined using the Black-Scholes pricing model, and the exercise price is equal to the average of the high and low stock prices of the Company’s common stock on the Grant Date.  The options will have a ten-year term and will vest, subject to continued employment, in twenty percent increments on each of January 1, 2010, 2011, 2012, 2013 and 2014, subject to accelerated vesting in the event of a change in control of the Company.

The grant date fair value of the restricted stock units awarded under the 2009 LTIP was based on the average of the high and low stock prices of the Company’s common stock on the Grant Date. The restricted stock units will vest if (1) the Company meets certain performance goals based on its long-term model for cumulative group simple cash flow in respect of the period from January 1, 2009 through December 31, 2011 and (2) the award recipient remains continuously employed by the Company or any of its subsidiaries through the payment date, which will be not later than April 30, 2012.

Performance Criteria for the Restricted Stock Units

The performance criteria for the restricted stock units is based on a cumulative group simple cash flow in respect of the period from January 1, 2009 through December 31, 2011, being operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, less fixed asset additions on an accrual basis (excluding additions in respect of Electronic Equipment Waste Obligations accrued under FASB Staff Position FAS 143-1).  The performance criteria include minimum and on-target performance levels. Each restricted stock unit agreement will establish a minimum level of performance below which no restricted stock units will vest and an on-target level of performance at which all of the restricted stock units (with a grant date fair value of 50% of base salary (based on the value of the restricted stock units on the Grant Date)) will vest.  Between these levels, vesting will be extrapolated on a linear basis. If the performance is below the minimum level, the restricted stock units will lapse.

Equivalent payments may be made in cash rather than common stock at the Committee’s discretion. If the award recipient’s employment terminates prior to the payment date or if the recipient has not entered into new terms and conditions of employment with the Company or any of its subsidiaries on terms satisfactory to the Company on or before July 31, 2009 (unless otherwise agreed by the Company), the restricted stock units will be forfeited.  The vesting of the restricted stock units will not accelerate in the event of a change in control of the Company.

2009 LTIP Grants

Options to purchase an aggregate of approximately 4.0 million shares of common stock and an aggregate of approximately 1.6 million restricted stock units (based on the on-target level of 100% being achieved) were awarded to 117 award recipients.  The exercise price of the option is $8.73 per share, being the average of the high and low stock prices, on the Grant Date.  The options may not be exercised by a recipient unless such person has entered into new terms and conditions of employment with the Company or any of its subsidiaries on terms satisfactory to the Company on or before July 31, 2009.   If the exercise condition is not satisfied, the options will terminate in full on August 1, 2009 unless otherwise agreed by the Company.

Additional awards under the 2009 LTIP may be made during the 2009 fiscal year.